Exhibit 99.2

Fee Schedule

This schedule describes the fees associated with your investment in GM Financial Right Notes. Your investment is subject to this schedule and the Right Notes Terms currently in effect. You can find the most recent versions of both documents at rightnotes.com.

At any time, we may change or delete the fees described in this schedule or add new fees. We may also suspend or discontinue any services for which a fee is imposed.

Your Investment

Initial Investment	Free	No fee for submitting an application or making your initial investment in Right Notes.

Additional Investments	Free	No fee for adding funds to your Right Notes investment.

Minimum Balance	Free	No fee if your investment balance falls below the minimum required balance.

Redemptions	Free	No fee for any investment redemptions, unless you request a service that we do charge a fee for (such as a wire transfer).

Statement Services

Statement copies (online)	Free	Visit rightnotes.com to download and print copies of your monthly investment statement at no charge.

Statement copies (paper)	$10 per copy	We will mail you a paper copy of your monthly investment statement at your request.

Wire Transfer Services

Domestic Incoming	Free	A wire transfer sent to us from another institution for investment in Right Notes.

Domestic Outgoing	$25 per transfer	A wire transfer of invested funds you have redeemed that we send to another institution.

Miscellaneous

Form 1099-INT (additional copy)	$10 per copy	We will automatically mail your Form 1099-INT to you each year at no charge. Upon your request, we will mail you an additional copy.

Overnight Mail	$25 per item	Expediated delivery of requested mailings relating to your investment.

GM Financial Right Notes Fee Schedule	Effective 11/1/2024